For Immediate Release

U.S. ENERGY CORP. ANNOUNCES AFFIRMATIVE DECISION OF THE COLORADO MINED LAND RECLAMATION BOARD

RIVERTON, Wyoming – January 18, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: USEG) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, is pleased to announce that on January 12, 2011, the Colorado Mined Land Reclamation Board (MLRB) upheld the Colorado Division of Reclamation Mining and Safety’s (DRMS) approval of the Company’s notice of intent to conduct prospecting operations at the Mount Emmons Project.  In rejecting High Country Citizens’ Alliance’s appeal, the MLRB’s decisive 4-1 vote allows prospecting activities to occur at the Mount Emmons Project in Gunnison County.

In light of the decision, Mt. Emmons Moly Company, a wholly owned subsidiary of Thompson Creek Metals and the operator of the project, is now authorized by the State of Colorado to pursue critical prospecting activities to explore the molybdenum deposit at Mount Emmons in accordance with applicable state law.

Keith Larsen, Chief Executive Officer for the Company, stated, “We are pleased that the MLRB affirmed the Company’s right to conduct prospecting activities at the Mount Emmons Project.  This critical work will allow us to make more informed decisions about the size and scope of the overall project relative to economics and environmental planning and remediation.  In time, we believe that the global marketplace will benefit from the development of one of the largest and highest grade molybdenum deposits in the world, and that the Gunnison County community will benefit from hundreds of good-paying jobs and a long-term injection of economic vitality.”  Mr. Larsen continued, “It is my belief that this mine has the potential to be developed in concert with the local community and state and federal governments to showcase how modern mining is done right.”

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Press Release
January 18, 2011

About the Mount Emmons Project

The Mount Emmons Project is a proposed underground mining operation located in Gunnison County, Colorado, and managed by Mt. Emmons Moly Company, a subsidiary of Thompson Creek Metals Company, Inc.  The Mount Emmons mineral deposit is one of the largest and highest grade molybdenum (moly) deposits in the world.  The Mount Emmons Project, when complete, is expected to create over 300 jobs and contribute significantly to the strength and diversity of the Gunnison Country economy.

Disclosure Regarding Forward-Looking Statements

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “commitment,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  The forward looking statement in this release relates to Thompson Creek’s commitment to advancing the Mt. Emmons Project.  This statement is made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, mine permitting delays, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed November 8, 2010.  By making this forward-looking statement, the Company undertakes no obligation to update the statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
(800) 776-9271
Reggie@usnrg.com